Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Antalpha Platform Holding Company (the “Company”) of our report dated March 5, 2025, except for Note 16, 17 and 24, as to which the date is April 18, 2025, relating to the audit of the combined and consolidated balance sheets of the Company as of December 31, 2024 and 2023, and the related combined and consolidated statements of operations and comprehensive income, changes in shareholders’ equity and cash flows in each of the years for the two-year period ended December 31, 2024, and the related notes included herein.

San Mateo, California June 11, 2025	/s/ WWC, P.C. WWC, P.C. Certified Public Accountants PCAOB ID: 1171